EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 9, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Overseas Shipholding Group, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Overseas Shipholding Group, Inc. on Form S-3 (File No. 333-213035) and on Forms S-8 (File No. 333-266646, File No. 333-208736, File No. 333-237228 and File No. 333-238158).

/s/ GRANT THORNTON LLP

Tampa, Florida

March 9, 2023